[LETTERHEAD OF GOODMAN PHILLIPS & VINEBERG]

November 10, 1999

The CIT Group, Inc.
1211 Avenue of the Americas
New York, New York
U.S.A.  10036

Ladies and Gentlemen:

Re:  Registration Statement on Form S-3

We have acted as Canadian tax counsel to The CIT Group, Inc., a Delaware corporation (the "Company"), in connection with the issuance by it of its common stock upon the exchange of exchangeable shares of the Company's indirect subsidiary, CIT Exchange Co., as provided for in the plan of arrangement contemplated by the Amended and Restated Agreement and Plan of Reorganization dated August 5th, 1999 between the Company and Newcourt Credit Group Inc., and as more fully described in the registration statement filed with the Securities and Exchange Commission (the "Commission") on Form S-3 on September 1, 1999 and subsequent amendment thereto dated November 10, 1999, (file No. 333-86395), (together with all exhibits thereto and documents incorporated by reference therein, collectively, the "Registration Statement"). You have requested our opinion concerning the material Canadian federal income tax consequences to certain persons acquiring the securities described above upon the exchange of exchangeable shares as contemplated in the Registration Statement.

We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements contained in the section of the Registration Statement captioned "Tax Considerations Regarding Exchangeable Shares and our Common Stock - Canadian Federal Income Tax Considerations", to the extent that such statements describe Canadian federal income tax law or legal conclusions with respect thereto, are our opinion, as of the date hereof, with respect to the matters set forth therein. No opinion is expressed on matters other than those specifically referred to therein.

We assume no obligation to supplement our opinion if any applicable laws change after the date of the Registration Statement or if we become aware, after the date of the Registration Statement, of facts that might change the opinions expressed therein.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of Canada and we express no opinion with respect to the applicability thereto, or the effect thereon, of any provincial, territorial or foreign tax legislation.

No opinion is expressed as to any matter not discussed herein.

Except as provided below, this opinion is for your use in connection with the issuance of common stock by the Company pursuant to the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent, except that this opinion may be relied upon by the investors who acquire common stock of the Company pursuant to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Tax Considerations Regarding Exchangeable Shares & Our Common Stock Canadian Federal Income Tax Considerations" as well as the reference to this opinion under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1993 or the rules or regulations of the Commission promulgated thereunder.

Yours very truly,


/s/ Goodman Phillips & Vineberg